GE FUNDS

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (“Agreement”), dated as of January 29, 2010, among GE Funds, a Massachusetts Business Trust, on behalf of its series portfolios listed on Appendix A (the “Funds”) and GE Asset Management Incorporated, a Delaware Corporation (“GEAM”).

WHEREAS, GEAM serves as investment adviser and administrator to each of the Funds;

WHEREAS, GEAM is currently waiving certain fees and/or absorbing certain expenses of the Funds to maintain expense ratios of the Funds at or below predetermined levels;

WHEREAS, the Funds desire to induce GEAM to continue to waive fees and/or absorb certain expenses of the Funds to the extent necessary to maintain Fund expense ratios at or below predetermined levels; and

WHEREAS, the parties desire to amend and restate that certain Expense Limitation Agreement between the parties dated January 20, 2009 (the “January 20, 2009 Agreement”) in order to extend the term of that agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties to this Agreement agree as follows:

Section 1 “Other Expense” Limitation.

If, in any fiscal year, “other expenses” of a Fund exceed applicable expense limitations set forth in Appendix B, the excess expenses shall be borne by GEAM.

For purposes of this Agreement, “other expenses” of a Fund includes fees for shareholder services other than those borne by a Fund (under a shareholder servicing and distribution plan or an advisory and administration agreement adopted by the Funds). Such fees include custodial fees, legal and accounting fees, printing costs and registration fees, the costs of regulatory compliance and membership in the mutual fund industry trade organization, the costs associated with maintaining the GE Funds’ legal existence and the costs involved in communicating with shareholders of the Funds.

Subject to the limitations outlined below, each Fund shall reimburse GEAM, without interest, for fees waived and/or expenses absorbed by GEAM on or after January 28, 2001, for the purpose of maintaining the Fund’s expense ratio at or below the expense limitation set forth in Appendix C (the “Reimbursement Payments”).

GEAM shall be entitled to Reimbursement Payments from a Fund on the earliest date that any such payments may be made without causing the Fund to exceed its expense limitation but shall have no right to any Reimbursement Payment from a Fund to the extent such payment would cause the Fund to exceed its expense limitation as set forth in Appendix C. A Fund’s obligation to make Reimbursement Payments with respect to particular fees waived and/or expenses absorbed shall expire three years from the date the fee or expense would otherwise have been accrued by the Fund.

Section 2 Amendment.

The provisions of this Agreement may be changed, waived or terminated from time to time by the parties hereto. No provision of this Agreement may be so changed, waived or terminated except by an instrument in writing signed by the party against which such change, waiver or termination is sought.

Section 3 Term.

This Agreement shall become effective as of January 29, 2010 and shall continue for a period of one year, provided this term is specifically approved by the Board of Trustees of the Fund, and provided that the term is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of any party to this agreement.

Section 4 Governing Law.

This Agreement shall be governed in accordance with the laws of the State of New York.

Section 5 Miscellaneous.

The parties hereto agree that this Agreement is for the benefit and enjoyment of the parties, and that this Agreement confers no right upon any shareholder of the Fund to enforce any provision of this Agreement. The parties further agree that this Agreement sets for the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and arrangements, written or oral, relating to the subject matter hereof, including but not limited to the January 18, 2008 Agreement.

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(signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized corporate officers and their corporate seals to be hereunto affixed, as of the day and year first above written.

GE Asset Management Incorporated

By:
Name:	Jeanne M. La Porta
Title:	Senior Vice President

GE Funds

By:
Name:	Michael J. Cosgrove
Title:	Chairman of the Board and President

Appendix A

Series Portfolios of GE Funds (the “Funds”)

GE U.S. Equity Fund

GE Premier Growth Equity Fund

GE Value Equity Fund

GE Small-Cap Equity Fund

GE Global Equity Fund

GE International Equity Fund

GE Fixed Income Fund

GE Government Securities Fund

GE Short-term Government Fund

GE Tax-Exempt Fund

GE Total Return Fund (formerly GE Strategic Investment Fund)

GE Money Market Fund

Appendix B

Expense Limitations on “Other Expenses”

(as a percentage of average net assets)

GE U.S. Equity Fund All classes	None

GE Premier Growth Equity Fund All Classes	None

GE Value Equity Fund All Classes	None

GE Small-Cap Equity Fund All Classes	None

GE Global Equity Fund All Classes	None

GE International Equity Fund All Classes	None

GE Fixed Income Fund All Classes	None

GE Government Securities Fund All Classes	None

GE Short-Term Government Fund All Classes	None

GE Tax-Exempt Fund All Classes	0.27%

GE Total Return Fund All Classes	None

GE Money Market Fund	None

Appendix C

Expense Limitations on “Other Expenses”

For the Sole Purpose of Determining Reimbursement Payments

(as a percentage of average net assets)

GE U.S. Equity Fund All classes	0.50%

GE Premier Growth Equity Fund All Classes	0.50%

GE Value Equity Fund All Classes	0.50%

GE Small-Cap Equity Fund All Classes	0.50%

GE Global Equity Fund All Classes	0.75%

GE International Equity Fund All Classes	0.75%

GE Fixed Income Fund All Classes	0.30%

GE Government Securities Fund All Classes	0.30%

GE Short-Term Government Fund All Classes	0.30%

GE Tax-Exempt Fund All Classes	0.27%

GE Strategic Investment Fund All Classes	0.40%

GE Money Market Fund	0.25%